Exhibit 99.1

Stepan Reports First Quarter Earnings

Northfield, Illinois, April 30, 2019 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•

Reported net income was $25.0 million, or $1.07 per diluted share versus $32.0 million, or $1.37 per diluted share, in the prior year.  Adjusted net income* was $30.6 million, or $1.31 per diluted share versus $33.6 million, or $1.44 per diluted share, in the prior year.  Global sales volume grew 3% quarter-over-quarter.  Each of the three segments delivered sales volume growth during the first quarter of 2019.

•

Surfactant operating income was $37.2 million versus $41.5 million in the prior year.  This decrease was primarily attributable to a $2.3 million operating loss incurred at the Ecatepec, Mexico facility as a result of a sulfonation equipment failure in January of 2019.  The Company’s insurance provider has acknowledged this incident is a covered event and the Company is pursuing insurance recovery for damaged equipment, incremental supply chain expenses and business interruption.  The unfavorable impact of foreign currency translation negatively impacted results by $0.8 million.  Global Surfactant sales volume increased 3% versus the prior year.  Higher demand within the functional product and personal care end markets was partially offset by lower demand for products sold to the Company’s distribution partners.

•

Polymer operating income was $12.1 million versus $17.3 million in the prior year.  This $5.2 million decrease was primarily attributable to the non-recurrence of a $2.1 million class action settlement received in 2018, lower margins and volumes for North American specialty polyols and phthalic anhydride, higher European costs associated with a planned maintenance shutdown in Germany to debottleneck capacity and lower North American rigid polyol margins.  Global Polymer sales volume increased 3% versus the prior year.  North American and European rigid polyol sales volume grew 10% and 7%, respectively.

•

Specialty Product operating income was $3.1 million versus a $0.4 million operating loss in the prior year.  This increase was primarily attributable to favorable order timing differences within our flavor business.

•	The effect of foreign currency translation negatively impacted net income by $0.9 million, or $0.04 per diluted share, versus prior year.

•

During the first quarter of 2019 the Company elected to change its method of accounting for U.S. inventories from the last in, first out (LIFO) basis to the first in, first out (FIFO) basis.  The Company believes this change is preferable as it provides a better matching of costs with the physical flow of inventory, better reflects the current value of inventories and improves comparability with the Company’s industry peers.  The Company has retrospectively applied this change to its prior year financial statement comparables and denoted impacted prior year columns “As Adjusted”. The net effects on prior year results of changing from the LIFO method to the FIFO method are $1.2 million of additional income in the first quarter of 2018 and $1.6 million of additional expense for full year 2018.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“Excluding the impact of the sulfonation equipment failure in Ecatepec and the negative impact of foreign currency translation, the Company had a solid start to the year versus a record first quarter in 2018,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. “Surfactant operating income, excluding the items above, was down slightly.  Global Surfactant sales volume increased 3% on improved demand within our functional product and personal care end markets.  The Polymer business was down primarily due to the non-recurrence of a class action settlement received in 2018 and lower North American margins and volumes within the specialty polyols and phthalic anhydride end markets.  North American and European rigid polyol volumes grew 10% and 7%, respectively.  Our Specialty Product business results were higher due to order timing differences and management approved a plan to reduce overhead within this segment which should provide second half benefits.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2019	2018 As Adjusted	% Change
Net Sales	$489,170	$499,335	(2)%
Operating Income	$29,738	$41,283	(28)%
Net Income	$24,984	$31,952	(22)%
Earnings per Diluted Share	$1.07	$1.37	(22)%

Adjusted Net Income *	$30,636	$33,603	(9)%
Adjusted Earnings per Diluted Share *	$1.31	$1.44	(9)%

* See Table II for reconciliations of non-GAAP Adjusted Net Income and Adjusted Earnings per Diluted Share.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $3.9 million of after-tax expense versus $1.0 million of after-tax expense in the prior year.

•

Cash Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. The current year quarter includes $1.2 million of after-tax expense versus $0.3 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year quarter is primarily comprised of: (i) $0.4 million of after-tax expense associated with management’s plan to close its Specialty Product office in the Netherlands and absorb the site’s supply chain, quality assurance and research and development functions into other Stepan locations, and: (ii) $0.2 million of after-tax expense attributable to ongoing decommissioning costs related to the Canadian plant closure.  The prior year quarter included $0.3 million of after-tax decommissioning expense related to our Canadian plant closure.

Percentage Change in Net Sales

Net sales decreased 2% quarter-over-quarter.  Global volume growth of 3% was more than offset by the unfavorable impact of foreign currency translation, mostly related to weaker European and Latin American currencies versus the U.S. dollar, and lower selling prices, mainly attributable to the pass-through of lower raw material costs.

Three Months Ended March 31, 2019
Volume	3%
Selling Price & Mix	(2)%
Foreign Currency Translation	(3)%
Total	(2)%

Segment Results

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Net Sales
Surfactants	$349,650	$358,940	(3)%
Polymers	$120,179	$121,933	(1)%
Specialty Products	$19,341	$18,462	5%
Total Net Sales	$489,170	$499,335	(2)%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2019	2018 As Adjusted	% Change
Operating Income
Surfactants	$37,167	$41,468	(10)%
Polymers	$12,105	$17,305	(30)%
Specialty Products	$3,131	$(350)	NM
Segment Operating Income	$52,403	$58,423	(10)%
Corporate Expenses	$(22,665)	$(17,140)	32%
Consolidated Operating Income	$29,738	$41,283	(28)%

Total segment operating income decreased $6.0 million or 10% versus the prior year.

•

Surfactant net sales were $349.7 million for the quarter, a 3% decrease versus prior year.  Sales volume increased 3% mostly due to higher demand in the personal care and agricultural end markets.  Lower demand for products sold to our distribution partners and the Company’s exit from commercial sulfonation in Germany partially offset the above growth.  Selling prices were down 3% primarily due to the pass-through of lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by 3%. Surfactant operating income decreased $4.3 million versus the prior year, primarily due to the sulfonation equipment failure at the Company’s Ecatepec, Mexico facility and the unfavorable impact of foreign currency translation resulting from a stronger U.S. dollar versus all currencies where the Company has operations.

•

Polymer net sales were $120.2 million in the quarter, a 1% decrease versus prior year.  Sales volume increased 3% in the quarter primarily due to higher North American and European polyol volumes used in rigid foam insulation and insulated metal panels.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 4% while selling prices were flat quarter over quarter.  Polymer operating income decreased $5.2 million versus the prior year primarily due to the non-recurrence of a $2.1 million class action settlement received in 2018, lower volumes and margins within the North American specialty polyols and phthalic anhydride end markets, and higher European costs associated with a planned maintenance shutdown in Germany. The lower phthalic anhydride margins reflect the consumption of higher priced year-end inventories carried to guard against potential winter supply disruptions.

•

Specialty Products net sales were $19.3 million for the quarter, a 5% increase versus prior year.  Sales volume increased 15% for the quarter.  Operating income increased $3.5 million versus the prior year primarily due to favorable order timing differences within our flavor businesses.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Total - Corporate Expenses	$22,665	$17,140	32%
Deferred Compensation Expense/(Income) *	$7,473	$1,614	363%
Business Restructuring Expense	$733	$358	105%
Adjusted Corporate Expenses	$14,459	$15,168	(5)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, decreased $0.7 million, or 5%, for the quarter.  This decrease was mostly attributable to the nonrecurrence of prior year costs associated with the Company’s first quarter acquisition in Ecatepec, Mexico.

Income Taxes

The Company’s effective tax rate was 19.5% in the first quarter of 2019 versus 18.7% in the first quarter of 2018. The increase was primarily attributable to: (i) the non-recurrence of a favorable 2018 tax benefit from nontaxable foreign interest and (ii) a less favorable geographic mix of income in the first quarter of 2019 versus the first quarter of 2018.

Shareholder Return

The Company paid $5.6 million of dividends to shareholders and repurchased $0.1 million of Company stock in the first quarter of 2019.  The Company has 493,387 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on the Company’s common stock for 51 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level increased $26.5 million versus prior year-end and the net debt ratio increased from -3% to 0%.  The increase in net debt was primarily due to a $30.7 million cash reduction resulting from higher working capital requirements that are typical for the Company in the first quarter.

($ in millions)	March 31, 2019	December 31, 2018 As Adjusted
Net Debt
Total Debt	$271.9	$276.1
Cash	269.5	300.2
Net Debt	$2.4	$(24.1)
Equity	831.4	807.4
Net Debt + Equity	$833.8	$783.3
Net Debt / (Net Debt + Equity)	0%	(3)%

The major working capital components were:

($ in millions)	March 31, 2019	December 31, 2018 As Adjusted
Net Receivables	$298.9	$280.0
Inventories	215.0	231.5
Accounts Payable	(175.6)	(206.0)
Net Total	$338.3	$305.5

Capital spending was $25.7 million versus $27.4 million in the prior year quarter. For the full year, capital expenditures are expected to be in the range of $110 million to $130 million.

Outlook

“Looking forward, we believe our Surfactant business will continue to benefit from our diversification efforts into functional products, new technologies, improved internal efficiencies and expanded sales into our broad customer base globally.  We believe our Polymer business will benefit from the growing market for insulation materials and we are optimistic the business will deliver both full year volume growth and incremental margin improvement versus 2018.  We believe our Specialty Product segment will deliver better margins and combined with restructuring efforts this segment should provide second half benefits.  Overall, we remain optimistic about the balance of the year,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 30, 2019. The call can be accessed by phone and webcast. Telephone access will be available by dialing 866-394-0807, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 10-Q and Form8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2019 and 2018

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2019	2018 As Adjusted
Net Sales	$489,170	$499,335
Cost of Sales *	404,561	408,137
Gross Profit *	84,609	91,198
Operating Expenses:
Selling	13,969	14,890
Administrative	19,306	19,439
Research, Development and Technical Services	13,390	13,614
Deferred Compensation Expense	7,473	1,614
	54,138	49,557

Business Restructuring	733	358
Operating Income *	29,738	41,283
Other Income (Expense):
Interest, Net	(1,853)	(3,151)
Other, Net	3,145	1,160
	1,292	(1,991)

Income Before Income Taxes *	31,030	39,292
Provision for Income Taxes *	6,052	7,347
Net Income *	24,978	31,945
Net Loss Attributable to Noncontrolling Interests	6	7
Net Income Attributable to Stepan Company	$24,984	$31,952
Net Income Per Common Share Attributable to Stepan Company *
Basic *	$1.08	$1.38
Diluted *	$1.07	$1.37
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,099	23,082
Diluted	23,332	23,389

* The 2018 amounts for the noted line items have been changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2019	EPS	2018 As Adjusted	EPS As Adjusted
Net Income Reported	$24,984	$1.07	$31,952	$1.37

Deferred Compensation Expense	$3,881	$0.17	$1,038	$0.05
Business Restructuring	540	$0.02	269	$0.01
Cash Settled Stock Appreciation Rights	1,231	$0.05	344	$0.01
Adjusted Net Income	$30,636	$1.31	$33,603	$1.44

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of Pre-Tax to After-Tax Adjustments

	Three Months Ended March 31
($ in thousands, except per share amounts)	2019	EPS	2018	EPS
Pre-Tax Adjustments
Deferred Compensation Expense	$5,106		$1,365
Business Restructuring	733		358
Cash Settled Stock Appreciation Rights	1,620		453
Total Pre-Tax Adjustments	$7,459		$2,176
Cumulative Tax Effect on Adjustments	$(1,807)		$(525)
After-Tax Adjustments	$5,652	$0.24	$1,651	$0.07

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $5.1 million of expense versus $1.4 million of expense in the prior year.  The accounting for the deferred compensation plan results in operating income when the prices of Company common stock or mutual fund shares held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual fund shares as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2019	2018
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$87.52	$74.00	$87.01	$78.01	$83.18

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2019	2018
Deferred Compensation
Operating Expense	$(7,473)	$(1,614)
Other, net – Mutual Fund Gain (Loss)	2,367	249
Total Pre-Tax	$(5,106)	$(1,365)
Total After Tax	$(3,881)	$(1,038)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three-month period ending March 31, 2019 as compared to 2018:

($ in millions)	Three Months Ended March 31		(Decrease)	Decrease Due to Foreign Currency Translation
	2019	2018 As Adjusted
Net Sales	$489.2	$499.3	$(10.1)	$(16.2)
Gross Profit	84.6	91.2	(6.6)	(2.2)
Operating Income	29.7	41.3	(11.6)	(1.1)
Pretax Income	31.0	39.3	(8.3)	(1.1)

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2019 and December 31, 2018

	March 31, 2019	December 31, 2018 As Adjusted
ASSETS
Current Assets *	$808,136	833,893
Property, Plant & Equipment, Net	605,360	608,892
Other Assets *	112,504	71,829
Total Assets *	$1,526,000	$1,514,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$295,448	338,582
Deferred Income Taxes *	24,158	24,961
Long-term Debt	239,063	239,022
Other Non-current Liabilities	135,110	103,864
Total Stepan Company Stockholders’ Equity *	831,447	807,425
Noncontrolling Interest	774	760
Total Liabilities and Stockholders’ Equity *	$1,526,000	$1,514,614

* The 2018 amounts for the noted line items have been changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.